Exhibit 99.1

MF Global Elects Three New Board Members

Eileen Fusco, Lawrence Schloss and Robert Sloan Join as Independent Directors

NEW YORK, September 19, 2007 – MF Global Ltd. (NYSE: MF), the world's leading broker of exchange-listed futures and options, today announced the election of Eileen Fusco, Lawrence Schloss and Robert Sloan to its Board of Directors, effective September 19, 2007. These appointments add significant independent business and financial services sector expertise to the MF Global Board, which now consists of eight directors, four of whom are independent.

“MF Global shareholders will be extremely well-served by Eileen, Larry and Robert, each of whom bring exceptional leadership experience and broad industry knowledge to complement our Board,” said Alison Carnwath, chairman of the board of MF Global. “These professionals share a track record of success as well as strategic expertise in areas essential to MF Global’s business and growth strategy. Their election reflects our steadfast commitment to best practices in corporate governance.”

“MF Global is delighted to welcome these established industry leaders to our Board of Directors,” said Kevin Davis, chief executive officer of MF Global. “I look forward to working with them as we expand our position as the leading broker of exchange-listed and OTC derivatives. Our Board’s insight, counsel and collective experience will be a tremendous asset as we continue to address the opportunities in front of MF Global.”

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Eileen Fusco, 50, is an attorney and CPA with twenty five plus years of experience in financial services, both as an executive in private industry and as a professional services advisor. She was most recently a senior partner of Financial Services for Deloitte & Touche and she is a financial expert for the SEC and related Sarbanes-Oxley purposes. Ms. Fusco’s clients at Deloitte included a number of the firm's largest global financial services institutions. Prior to this, Ms. Fusco held positions as regional tax counsel for the Americas at UBS AG, chief financial officer of Twenty-First Securities Corporation, a boutique firm specializing in structured transactions, and Managing Director of Global Tax at Kidder Peabody and Co . Ms. Fusco serves on the board of directors for the Greater New York City affiliate of Susan G. Komen for the Cure, is a legacy leader with Girl Scouts of the USA and is active in a New York City public school mentoring program called Virtual Enterprises.

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Lawrence Schloss, 52, has been the chairman and chief executive officer of Diamond Castle Holdings, LLC, a private equity investment firm, since September 2004. From November 2000 to March 2004, he was the global head of private equity at Credit Suisse First Boston, where he oversaw that firm’s $32 billion alternative asset investment business, and also served on its Executive Committee. Previously, he spent 25 years at Donaldson, Lufkin & Jenrette, most recently as chairman of DLJ Merchant Banking, its private equity business.

Mr. Schloss also serves on the Board of Directors of Performance Equity Management, LLC, the private equity affiliate of General Motors Investment Management Corporation, the New York Police & Fire Widows and Children’s Benefit Fund, and is the chair of the Tulane University President’s Council.

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Robert Sloan, 43, is the managing partner of S3, a company which he founded that provides treasury and liability management services to hedge funds. He was previously managing director at Credit Suisse First Boston, chairman of the CSFB/Tremont Hedge Fund Index Co, co-head of OTC derivatives marketing for the Americas, and global head of prime brokerage, equity finance, managed lending and equity swaps. Prior to joining CSFB in 1996, Mr. Sloan started his career at Lehman Brothers in 1989 where he worked in the firm’s Central Funding Unit and Equity Derivatives areas in Tokyo and New York.

Mssrs. Sloan and Schloss and Ms. Fusco join existing Board members Alison J. Carnwath, Kevin R. Davis, Amy S. Butte, Christopher J. Smith and Edward L. Goldberg.

About MF Global Ltd.

MF Global Ltd., formerly Man Financial, is the leading broker of exchange-listed futures and options in the world. It provides execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market.

MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 130,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients.

MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages six million lots, more than most of the world's largest derivatives exchanges. For more information, please visit www.mfglobal.com.

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Media Contact: Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com

Investor Contact: Jeremy Skule, 800.596.0523, jskule@mfglobal.com